Exhibit 3.1

AMENDMENT TO BYLAWS

OF

DGSE COMPANIES, INC.

(f/k/a/ CANYON STATE CORPORATION)

Effective as of the date set forth below, the Bylaws of DGSE Companies, Inc., a Nevada corporation formerly known as Canyon State Corporation (the “Corporation”), are amended in the following respect:

1.        Section 9 of Article III of the Corporation’s Bylaws is hereby amended and restated to read in its entirety as follows:

“Section 9. Quorum.

A majority of the authorized number of directors shall constitute a quorum of the board for the transaction of business. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the board of directors, subject to the provisions of the General Corporation Law. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided that any action taken is approved by at least a majority of the required quorum for such meeting.”

[Signature Page Follows]

The undersigned Secretary of the Corporation hereby certifies that the foregoing amendment to the Corporation’s Bylaws were duly adopted by the Board of Directors of the Corporation on October 9, 2015, effective as of such date.

DGSE COMPANIES, INC.

By:	/s/ C. BRETT BURFORD

C. Brett Burford, Secretary